EXHIBIT 99
FOR IMMEDIATE RELEASE	Media Contact:	Tad Hutcheson
October 1, 2003		tad.hutcheson@airtran.com
407.251.5578

AIRTRAN HOLDINGS, INC., ANNOUNCES CLOSING OF PUBLIC OFFERING AND EXERCISE OF UNDERWRITERS' OVER-ALLOTMENT OPTION

     ORLANDO, Fla. Oct. 1, 2003 - AirTran Holdings, Inc., (NYSE:AAI), the parent company of AirTran Airways, today announced that it has closed its recently-announced public offering of 8,650,000 shares of its common stock, and that prior to the closing, the underwriters elected to purchase an additional 466,000 shares pursuant to the over-allotment option granted in connection with the offering. Including the exercise of the over-allotment option, net proceeds from the offering were $139,292,480.

     AirTran Holdings intends to use the net proceeds from the offering to:

--	Redeem $35 million of its 11.27 percent senior secured notes, currently held by Boeing Capital Loan Corporation; and
--

Purchase from Boeing Capital warrants currently held by it to purchase 1,000,000 shares of AirTran Holdings' common stock for a purchase price based upon the public offering price less the exercise price of the warrants.

     AirTran Holdings intends to use the remainder of the proceeds from the offering for working capital and other capital expenditures, including capital expenditures relating to aircraft purchase.

     Morgan Stanley is the sole bookrunning manager on this transaction, with Raymond James and Associates, Inc. and Blaylock and Partners, L.P. acting as co-managers.

     This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The offering is being made solely by means of a prospectus, copies of which may be obtained by contacting Morgan Stanley and Co., Inc., 1585 Broadway, New York, NY 10036.

Editor's Note: The Company issues financial statements quarterly. Statements regarding the Company's business model, continuous growth trends, strength of passenger demand and customers' response to our product are forward-looking statements and are not historical facts. Instead, they are estimates or projections involving numerous risks or uncertainties, including but not limited to, consumer demand and acceptance of services offered by the Company, the Company's ability to maintain current cost levels, commodity prices and actions by competitors, regulatory matters and general economic conditions. The Company disclaims any obligation to update or correct any of its forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to the Company's report on Form 10-K for the year ended December 31, 2002. Copies of this filing may be obtained by contacting the Company or the SEC.